EXHIBIT 99.1

For Immediate Release

Coast Distribution System Reports Second Quarter 2007 Results

MORGAN HILL, Calif., August 13, 2007 — The Coast Distribution System (AMEX: CRV), one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV), marine and outdoor recreation industries, reported its operating results for the second quarter and six months ended June 30, 2007.

Coast reported net earnings of $1.5 million, or $0.33 per diluted share, on net sales of $50.8 million for the second quarter 2007, compared with net earnings of $3.0 million, or $0.66 per diluted share, on net sales of $56.8 million for the same period of 2006. For the six months ended June 30, 2007, Coast reported net earnings of $873,000, or $0.19 per diluted share, on net sales of $94.5 million, compared with net earnings of $4.1 million, or $0.90 per diluted share, on net sales of $108.3 million for the same six-month period of 2006.

The Company attributed the 10.5 percent decline in year-over-year sales in the 2007 second quarter to softness in the Company’s core markets, due primarily to continuing high gasoline prices, higher interest rates and economic uncertainties. Those conditions led to declines in purchases of and in the usage of recreational vehicles and boats, which affect consumers’ need for and purchases of the products Coast sells. Reflecting this softness was a 6.7 percent decline in sales of recreational vehicles in the month of May 2007, according to the latest data available from industry analysts. Industry analysts for the marine industry are reporting a double-digit decline in retail sales of boats.

“We are looking at a difficult year based on the markets we serve, as the second quarter is historically our strongest quarter and includes the peak buying season for our RV and marine customers,” said Coast Chairman and CEO Thomas R. McGuire. “However, we had a strong month in July 2007 with increased sales compared to last year, which may be a positive sign for the second half of the year. We also recently added new customers for our Kipor generators in markets beyond the cyclical RV and marine markets.

“The RV and boating markets are both sensitive to higher and unstable gas prices and interest rates. Gas prices are above last year’s levels and the price of gasoline has risen since the end of January. Despite these short-term issues, the long-term outlook for the RV market remains very strong. Industry analysts are forecasting a 3.5 percent increase in RV shipments in 2008 and a rise in RV ownership in the U.S. from 7.9 million households in 2005 to 8.5 million in 2010, an increase of 7.6 percent.”

Coast reported gross margin of 19.2 percent in the second quarter of 2007, compared with 21.3 percent for the same period in 2006. That decrease was due primarily to lower sales on fixed warehouse costs and increased costs for freight, product testing and warranty expenses as the result of increased sales of proprietary products. Selling, general & administrative (SG&A) expenses increased by $140,000 in the second quarter of 2007 compared to the same period of 2006; however, due to the decline in net sales, such expenses increased to 13.5 percent of net sales from 11.9 percent in the second quarter of 2006.

“In the first six months of 2007, we have added leadership for our Kipor and Husky product lines and added a new product-testing center,” said McGuire. “We will continue to manage our overhead costs in the second half of 2007, while also focusing on new product development and programs that we have implemented to capture market share in advance of the eventual recovery in our markets.”

-more-

99.1-1

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 14,000 products from 500 manufacturers through 17 distribution centers located in the U.S. and Canada. Most of Coast’s 12,000 customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations, beliefs or views about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers; and risks associated with our proprietary product strategy, which involves extending our business into markets outside of the RV and boating markets, which requires us to incur higher operating costs and assume the risk that implementation of this strategy will adversely affect our operating results. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 that we filed with the SEC and readers of this news release are urged to review the discussion of those risks and uncertainties that are contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2006 Annual Report, whether as a result of new information, future events or otherwise.

###

Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

99.1-2

THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Earnings for the

Second Quarter and Six Months Ended June 30, 2007 & 2006

(In thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$50,827	$56,777	$94,465	$108,313
Cost of sales(1)	41,077	44,663	76,548	85,591

Gross profit	9,750	12,114	17,917	22,722
Selling, general and administrative expenses	6,884	6,744	15,227	15,095

Operating income	2,866	5,370	2,690	7,627
Other income (expense)
Interest	(699)	(540)	(1,238)	(921)
Other	11	6	(97)	(52)

	(688)	(534)	(1,335)	(973)

Earnings before taxes	2,178	4,836	1,355	6,654
Income tax credit	663	1,827	482	2,536

Net earnings	$1,515	$3,009	$873	$4,118

Basic earnings per share	$0.34	$0.68	$0.20	$0.93

Diluted earnings per share	$0.33	$0.66	$0.19	$0.90

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheet

	At June 30,
	2007	2006
	(In Thousands)
ASSETS
Cash	$1,056	$711
Accounts receivable	27,145	27,906
Inventories	46,652	42,558
Other current assets	2,364	2,001

Total Current Assets	77,217	73,176
Property, Plant & Equipment	3,143	2,439
Other Assets	1,340	831

Total Assets	$81,700	$76,446

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$9,455	$12,125
Other current liabilities	3,651	3,330

Total Current Liabilities	13,106	15,455
Long term debt	35,615	26,754
Stockholders Equity	32,979	34,237

Total Liabilities and Stockholders’ Equity	$81,700	$76,446

99.1-3